EXHIBIT 99.1

For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer (317) 249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Intention to Amend Credit Facility to Lower Pricing

Carmel, IN – February 28, 2013 – KAR Auction Services, Inc. (NYSE: KAR) (the “Company”) announced today its intention to seek an amendment to its credit agreement.

Subject to market conditions, the Company is seeking an amendment that would, among other things, result in lower interest costs by refinancing all currently outstanding term loans with a new tranche of term loans. The Company is also seeking to raise up to $150 million of incremental term loan commitments, the proceeds of which, together with a portion of the new tranche of term loans, will be used to redeem the Company’s outstanding $150 million aggregate principal amount of floating rate senior notes due May 1, 2014.

The Company anticipates that the credit agreement amendment will be completed in March 2013. However, there can be no assurance that the Company will be able to complete the amendment, which is subject to market and other customary conditions.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 67 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. IAA is a leading salvage vehicle auction company with 163 sites across North America. AFC is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 104 sites across North America. Together, the Company provides a unique, comprehensive, end-to-end solution for its customers’ remarketing needs. Visit karauctionservices.com for additional information.

Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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